SHILOH INDUSTRIES REPORTS SECOND-QUARTER FISCAL 2017 RESULTS

RECORD QUARTER ACHIEVEMENT

VALLEY CITY, Ohio, June 1, 2017 (GLOBE NEWSWIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise, and vibration solutions to the automotive, commercial vehicle and other industrial markets, today reported financial results for its second-quarter of fiscal 2017 ended April 30, 2017.

Second-Quarter 2017 Highlights (compared to Second-Quarter 2016):

•	Gross margin increased 300 basis points to 12.2 percent, compared to 9.2 percent, benefitting from favorable product mix and operational efficiencies.

•	Gross profit increased by more than 26 percent to $33.2 million.

•	Net income per diluted share for the quarter and the year ago quarter were $0.24.

•	Adjusted earnings per diluted share for the quarter was $0.36, compared to $0.26.

•	Adjusted EBITDA margin increased 230 basis points to 9.0 percent, compared to 6.7 percent.

•	Adjusted EBITDA increased by more than 29 percent to $24.5 million.

•	New product wins represented an expected $195 million in sales over the life-of-programs.

"We generated strong year-over-year improvement in our gross margin and EBITDA margin during the second quarter and achieved record EBITDA dollars,” according to Ramzi Hermiz, president and chief executive officer. “We continue to deliver on our strategy to provide lightweighting solutions to the mobility market and as we look forward to the balance of the year, we expect the positive momentum in our business to continue,” said Hermiz.

2017 Outlook:
Shiloh is introducing guidance for the full year fiscal 2017. The Company anticipates adjusted EBITDA to be in a range of $74 million to $78 million with an adjusted EBITDA margin range of 7.0 to 7.5 percent. This represents an improvement of 17 to 23 percent compared to adjusted EBITDA of $63.3 million in 2016. Additionally, the Company expects annual capital expenditures to be approximately 4 to 5 percent of revenue.

Shiloh to Host Conference Call Today at 8:00 A.M. ET
Shiloh Industries will host a conference call on Thursday, June 1 at 8:00 A.M. Eastern Time to discuss the Company's 2017 second-quarter fiscal financial results. The conference call can be accessed by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. Please dial-in approximately five minutes in advance and request the Shiloh Industries second-quarter conference call. A replay will be available after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13663313. The replay will be available until June 22, 2017. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.shiloh.com.

Investor Contact:

For inquiries, please contact Thomas Dugan, Vice President Finance and Treasurer at: 1-330-558-2600 or at investor@shiloh.com.

About Shiloh Industries, Inc.

Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market.  The Company designs and manufactures products within body structure, chassis and powertrain systems, leveraging one of the broadest portfolios in the industry. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. The Company has over 3,600 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

Forward-Looking Statements
Certain statements made by Shiloh in this Press Release regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995.
The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements.
Listed below are some of the factors that could potentially cause actual results to differ materially from expected future results. Other factors besides those listed here could also materially affect the Company’s business.

•	The Company's ability to accomplish its strategic objectives.

•	The Company's ability to obtain future sales.

•	Changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities.

•	Costs related to legal and administrative matters.

•	The Company's ability to realize cost savings expected to offset price concessions.

•
The Company's ability to successfully integrate acquired businesses, including businesses located outside of the United States. Risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of its products.

•	Inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks.

•	Work stoppages and strikes at the Company's facilities and that of the Company's customers or suppliers.

•	The Company's dependence on the automotive and heavy truck industries, which are highly cyclical.

•	The dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production.

•	Regulations and policies regarding international trade.

•
Financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies. Increases in the price of, or limitations on the availability of aluminum, magnesium or steel, the Company's primary raw materials, or decreases in the price of scrap steel.

•	The successful launch and consumer acceptance of new vehicles for which the Company supplies parts.

•
The impact on historical financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of the Company’s operating results.

•
The occurrence of any event or condition that may be deemed a material adverse effect under the Company’s outstanding indebtedness or a decrease in customer demand which could cause a covenant default under the Company’s outstanding indebtedness.

•	Pension plan funding requirements.
See "Part I, Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2016 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Press Release.
The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Press Release. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the SEC.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “EBITDA,” “adjusted EBITDA," "adjusted EBITDA margin" and "adjusted earnings per share." Shiloh define EBITDA as net income / (loss) before interest, taxes, stock compensation, depreciation and amortization. Shiloh defines adjusted EBITDA as net income / (loss) before interest, taxes, stock compensation, depreciation, amortization, and other adjustments as described in the reconciliations accompanying this press release. Shiloh defines adjusted EBITDA margin as adjusted EBITDA divided by net revenues as shown in the reconciliations accompanying this press release. Adjusted earnings per share excludes certain income and expense items as shown in the reconciliation accompanying this press release. Shiloh uses EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share as supplements to information provided in accordance with generally accepted accounting principles ("GAAP") in evaluating the Company's business and they are included in this press release because they are principal factors upon which Shiloh's management assesses performance. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented in this release are not measures of performance under GAAP. These measures should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in Shiloh's industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies; and certain of Shiloh's non-GAAP financial measures exclude financial information that some may consider important in evaluating Shiloh's performance. Given the inherent uncertainty regarding special items and other expenses in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Adjusted Earnings Per Share Reconciliation	Three Months Ended April 30,		Six Months Ended April 30,
	2017	2016	2017	2016
Net income (loss) per common share (GAAP)
Diluted	$0.24	$0.24	$0.12	$(0.05)
Asset disposal / impairment	0.03	—	0.03	0.01
Non-recurring professional fees (1)	0.07	—	0.14	0.07
Amortization of intangibles	0.02	0.02	0.04	0.04
Diluted adjusted earnings per share (non-GAAP)	$0.36	$0.26	$0.33	$0.07

(1) Includes fees related to non-operational matters.

Adjusted EBITDA Reconciliation	Three Months Ended April 30,		Six Months Ended April 30,
	2017	2016	2017	2016
Net income (loss) (GAAP)	$4,229	$4,209	$2,211	$(918)
Depreciation and amortization	10,382	9,611	20,100	18,923
Stock compensation expense	420	262	817	451
Interest expense, net	4,200	4,516	9,010	8,866
Provision (benefit) for income taxes	2,323	364	2,247	(1,547)
EBITDA (non-GAAP)	21,554	18,962	34,385	25,775
EBITDA margin (non-GAAP)	7.9%	6.7%	6.6%	4.8%
Asset disposal / impairment	944	—	985	273
Non-recurring professional fees (1)	1,992	—	3,535	1,800
Adjusted EBITDA (non-GAAP)	$24,490	$18,962	$38,905	$27,848
Adjusted EBITDA margin (non-GAAP)	9.0%	6.7%	7.5%	5.2%

(1) Includes fees related to non-operational matters.

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollar amounts in thousands)

	April 30, 2017	October 31, 2016

ASSETS:
Cash and cash equivalents	$11,126	$8,696
Investment in marketable securities	222	174
Accounts receivable, net of allowance for doubtful accounts of $836 and $790 at April 30, 2017 and October 31, 2016, respectively	182,233	183,862
Related-party accounts receivable	1,575	1,235
Prepaid income taxes	347	1,653
Inventories, net	59,953	60,547
Prepaid expenses and other assets	32,857	36,986
Total current assets	288,313	293,153
Property, plant and equipment, net	264,273	265,837
Goodwill	27,557	27,490
Intangible assets, net	16,151	17,279
Deferred income taxes	9,268	9,974
Other assets	9,607	12,696
Total assets	$615,169	$626,429
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current debt	$1,479	$2,023
Accounts payable	150,653	158,514
Other accrued expenses	47,454	40,824
Accrued income taxes	764	1,686
Total current liabilities	200,350	203,047
Long-term debt	242,808	256,922
Long-term benefit liabilities	23,439	23,312
Deferred income taxes	5,462	4,734
Interest rate swap agreement	2,815	5,036
Other liabilities	679	588
Total liabilities	475,553	493,639
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at April 30, 2017 and October 31, 2016, respectively	—	—
Common stock, par value $.01 per share; 50,000,000 shares authorized; 17,875,242 and 17,614,057 shares issued and outstanding at April 30, 2017 and October 31, 2016, respectively	179	176
Paid-in capital	71,295	70,403
Retained earnings	120,884	118,673
Accumulated other comprehensive loss, net	(52,742)	(56,462)
Total stockholders’ equity	139,616	132,790
Total liabilities and stockholders’ equity	$615,169	$626,429

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2017	2016	2017	2016
Net revenues	$273,031	$284,264	$520,969	$535,319
Cost of sales	239,815	257,983	463,953	493,149
Gross profit	33,216	26,281	57,016	42,170
Selling, general and administrative expenses	21,695	16,992	41,883	34,336
Amortization of intangible assets	564	565	1,129	1,129
Asset impairment	—	—	41	273
Operating income	10,957	8,724	13,963	6,432
Interest expense	4,200	4,520	9,012	8,872
Interest income	—	(4)	(2)	(6)
Other (income) expense	205	(365)	495	31
Income (loss) before income taxes	6,552	4,573	4,458	(2,465)
Provision (benefit) for income taxes	2,323	364	2,247	(1,547)
Net income (loss)	$4,229	$4,209	$2,211	$(918)
Income (loss) per share:
Basic income (loss) per share	$0.24	$0.24	$0.12	$(0.05)
Basic weighted average number of common shares	17,858	17,615	17,788	17,615
Diluted income (loss) per share	$0.24	$0.24	$0.12	$(0.05)
Diluted weighted average number of common shares	17,888	17,620	17,809	17,615

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollar amounts in thousands)

	Six Months Ended April 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,211	$(918)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,100	18,923
Asset impairment, net	41	273
Amortization of deferred financing costs	1,663	1,244
Deferred income taxes	(834)	(2)
Stock-based compensation expense	817	451
(Gain) loss on sale of assets	765	(26)
Changes in operating assets and liabilities:
Accounts receivable	1,769	11,978
Inventories	860	(2,106)
Prepaids and other assets	6,248	6,209
Payables and other liabilities	(125)	(5,344)
Prepaid and accrued income taxes	392	2,229
Net cash provided by operating activities	33,907	32,911
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17,983)	(8,692)
Investment in joint venture	—	(1,500)
Proceeds from sale of assets	642	1,166
Net cash used for investing activities	(17,341)	(9,026)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital leases	(360)	(403)
Proceeds from long-term borrowings	87,100	63,300
Repayments of long-term borrowings	(100,855)	(95,649)
Payment of deferred financing costs	(221)	(308)
Proceeds from exercise of stock options	78	—
Net cash used for financing activities	(14,258)	(33,060)
Effect of foreign currency exchange rate fluctuations on cash	122	935
Net increase (decrease) in cash and cash equivalents	2,430	(8,240)
Cash and cash equivalents at beginning of period	8,696	13,100
Cash and cash equivalents at end of period	$11,126	$4,860

Supplemental Cash Flow Information:
Cash paid for interest	$7,321	$7,641
Cash paid for (refund of) income taxes	1,199	(3,203)

Non-cash Activities:
Capital equipment included in accounts payable	$2,697	$3,823